Exhibit 10.2

April 14, 2024

Mark Meller

Delivered via email

Mark,

On behalf of SilverSun Technologies, Inc. (the “Company”), I am happy to offer you a new role with the Company in the position of President, SilverSun Technologies in accordance with the terms and conditions of this offer letter (the “Offer Letter”), effective as of the closing of the transactions contemplated by the Amended and Restated Investment Agreement entered into by the Company with Jacobs Private Equity II, LLC (on behalf of itself and on behalf of certain other investors), dated as of April 14, 2024 (the “Investment Agreement” and such closing, the “Closing”). As contemplated by the Investment Agreement and that certain Amended and Restated Termination Letter Agreement between you and the Company, dated as of the date hereof, your current employment agreement with the Company executed on February 4, 2016 and amended on November 11, 2021 will terminate immediately prior to the Closing.

In your new role, you will report directly to the Chief Executive Officer of the Company or his designee. Your primary work location will remain the same as in effect immediately prior to the Closing.

This Offer Letter is contingent upon, and will become effective as of, the Closing. If the Investment Agreement is terminated for any reason without the occurrence of the Closing, this Offer Letter will become null and void ab initio.

Your salary and compensation

We’d like to offer you the following compensation package:

Base Salary

Your initial annual base salary will be $1,120,000, less all applicable withholdings and deductions. Subject to your continued employment on each applicable date, your annual base salary will increase by 10% on each of (i) the later of September 14, 2024 and the Closing Date; (ii) September 14, 2025; and (iii) every subsequent one-year anniversary of September 14, 2025 for the remainder of the term of this Offer Letter. Any subsequent increases in your annual base compensation will be subject to the discretion of the Compensation Committee of the Board of Directors of the Company.

Benefits

During the term of this Offer Letter, you will be entitled to three weeks’ vacation, unlimited sick leave and fringe benefits (including but not limited to a luxury automobile of your choice not to exceed $1,500 per month, health insurance, disability insurance, long term care insurance, auto insurance, and $600.00 per month travel) in accordance with Company policies and plans in effect, from time to time, for executive officers of the Company.

Term

The term of your employment under this Offer Letter will run through September 14, 2028 unless sooner terminated (i) by the Company, with or without Cause (as defined below), (ii) by your resignation with at least 30 days advance notice, which may be waived by the Company in its sole discretion and without payment to you, (iii) due to your death, or (iv) due to your permanent disability that entitles you to benefits under the Company’s long-term disability plan. The term may be extended upon mutual agreement by you and the Company.

Severance benefits

If your employment is terminated by the Company without Cause (as defined below), you will receive, subject to your execution (within 45 days of such termination) and non-revocation of a release of claims in the form delivered to you by the Company, a lump sum cash payment equal to three times your average annual base salary over the prior five year period, minus $100, with such payment to be made within 30 days following the date that the release of claims becomes effective and irrevocable (and in no event later than two and one-half months following the end of the year in which your termination of employment occurs).

For purposes of this Offer Letter, “Cause” shall mean (a) your dereliction of duties or gross negligence or failure to perform your material duties or refusal to follow any lawful directive of the officer to whom you report; (b) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company or its affiliates; (c) your commission of any fraud, embezzlement, theft or dishonesty or any deliberate misappropriation of money or other assets of the Company or its affiliates; (d) your breach of any fiduciary duties owed to the Company or its affiliates; (e) any act, or failure to act, by you in bad faith to the detriment of the Company or its affiliates; (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its affiliates or any of their directors, managers, officers or employees, if the Company requests your cooperation; (e) your failure to follow the policies of the Company, including the code of conduct and/or ethics policy, as may be in effect from time to time, which is not cured (if curable, as determined by the Company in its discretion), within a 10 business day cure period following your receipt of written notice thereof; (f) your willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (g) your conviction of, or plea of nolo contendere to, a felony or any serious crime. or (h) any other matter which the Company’s CEO and the Board of Directors reasonably considers justifies or would justify your summary dismissal for cause including without limitation in accordance with your contract of employment or local law.

Restrictive Covenants

You hereby agree that you will comply with the following restrictive covenants:

(a) You acknowledge that you have been informed that it is the policy of the Company to maintain as secret and confidential all information (i) relating to the products, processes, designs and/or systems used by the Company and (ii) relating to the customers and employees of the Company (all such information hereafter referred to as “confidential information”), and you further acknowledge that such confidential information is of great value to the Company. The parties recognize that the services to be performed by you are special and unique, and that by reason of your employment by the Company, you have and will acquire confidential information as aforesaid. The parties confirm that it is reasonably necessary to protect the Company’s goodwill, and accordingly you agree that you will not directly or indirectly (except where authorized by the CEO or the Board of Directors of the Company for the benefit of the Company):

(i)	At any time during your employment by the Company or after you cease to be employed by the Company, divulge to any persons, firms or corporations, other than the Company (hereinafter referred to collectively as “third parties”), or use or allow or cause or authorize any third parties to use, any such confidential information; and

(ii)	At any time during your employment by the Company and for a period of two (2) years after you cease to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited, for you or on your behalf or for or on behalf of third parties, any business from persons, firms, corporations or other entities who were at any time within one (1) year prior to the cessation of your employment hereunder, customers of the Company; and

(iii)	At any time during your employment by the Company and for a period of two (2) years after you cease to be employed by the Company, accept or cause or authorize directly or indirectly to be accepted, for you or on your behalf or for or on behalf of third parties, any business from any such customers of this Company; and

(iv)	At any time during your employment by the Company and for a period of two (2) years after you cease to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited for employment, for you or on your behalf or for or on behalf of third parties, any persons (excluding any individuals residing in the same immediate primary residence as you, and/or the your immediate family) who were at any time within one year prior to the cessation of your employment hereunder, employees of the Company; and

(v)	At any time during your employment by the Company and for a period of two (2) years after the you cease to be employed by the Company, employ or cause or authorize directly or indirectly to be employed, by you or on your behalf or by or on behalf of third parties, any such employees of the Company; and

(vi)	At any time during your employment by the Company and for a period of two (2) year after you cease to be employed by the Company, compete with the Company in any fashion or work for, advise, be a consultant to or an officer, director, agent or employee of or otherwise associate with any person, firm, corporation or other entity which is engaged in or plans to engage in a business or activity which competes with any business or activity engaged in by the Company, or which is under development or in a planning stage by the Company.

(b) You agree that, upon the expiration of your employment by the Company for any reason, you shall forthwith deliver up to the Company any and all records, drawings, notebooks, keys and other documents and material, and copies thereof in your possession or under your control which is the property of the Company or which relate to any confidential information or any discoveries of the Company.

(c) While employed by the Company and thereafter, you agree never to disparage, malign or impugn the Company or any of its officers, directors or employees; provided, however, that nothing herein shall prohibit you from providing truthful testimony or from initiating, participating in or cooperating with an investigation or proceeding conducted by any local, state or federal governmental agency. In addition, nothing herein shall be construed to waive or limit your right to receive an award for information provided to the Securities and Exchange Commission.

(d) You agree that any breach or threatened breach by you of any provision of this Section of the Offer Letter titled Restrictive Covenants shall entitle the Company, in addition to any other legal remedies available to it, to enjoin such breach or threatened breach through any court of competent jurisdiction. The parties understand and intend that each restriction agreed to by you in this Section of the Offer Letter titled Restrictive Covenants shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant.

(e) For the purposes of this Section of the Offer Letter titled Restrictive Covenants, the term “Company” shall mean and include any and all subsidiaries, parents and affiliated corporations of the Company in existence from time to time.

Governing Law

This Offer Letter shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without its principles of conflicts of law.

Entire Offer

This Offer Letter contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). Neither this Offer Letter nor any other written materials issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration.

Taking the next step

Please sign and return a copy of this offer letter to the Company to communicate your acceptance.

[Signature Page Follows.]

Best regards,

By:	/s/ Joe Macaluso
Name:	Joe Macaluso
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Mark Meller
Mark Meller

[Offer Letter Signature Page]